As filed with the Securities and Exchange Commission on April 21, 2010

Registration Statement No. 333-61874

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chordiant Software, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	93-1051328
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Chordiant Software, Inc.

20400 Stevens Creek Blvd., Suite 400

Cupertino, CA 95014

(408) 517-6100

(Address of principal executive offices) (Zip Code)

Shawn Hoyt

Assistant Secretary

Chordiant Software, Inc.

101 Main Street

Cambridge, MA 02142

(617) 374-9600

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copy to:

Jeffrey D. Saper

Lawrence M. Chu

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐         Accelerated filer ☒         Non-accelerated filer ☐         Smaller reporting company ☐

(Do not check if a smaller reporting company)

Explanatory Statement

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-61874) previously filed by Chordiant Software, Inc., a Delaware corporation (the “Registrant”), on May 30, 2001, and as subsequently amended, pertaining to the registration of shares (the “Shares”) of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), in connection with the resale of the Shares by ActionPoint, Inc. (“ActionPoint”), which received the Shares in connection with the Registrant’s acquisition of certain assets of ActionPoint (the “Registration Statement”). This Post-Effective Amendment No. 1 is being filed to remove from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

Accordingly, the Registrant hereby removes from registration the remaining Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1. Upon effectiveness hereof, no Shares remain registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge in the State of Massachusetts on April 21, 2010.

CHORDIANT SOFTWARE, INC.

By: /s/ Shawn Hoyt

      Shawn Hoyt

      Assistant Secretary